UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO § 240.13d-2

(Amendment No. ___)

Sonder Holdings Inc.

(Name of Issuer)

Common Stock, par value $0.0001 per share

(Title of Class of Securities)

382873107

(CUSIP Number)

January 18, 2022

(Date of Event Which Requires Filing of the Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒	Rule 13d-1(b)
☐	Rule 13d-1(c)
☐	Rule 13d-1(d)

CUSIP No. 382873107	13G	Page 2 of 19 Pages

1.	NAME OF REPORTING PERSONS WestCap Management, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 11,694,515(1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 11,694,515(1)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 11,694,515(1)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 5.39%(2)
12.	TYPE OF REPORTING PERSON OO

(1) Represents (i) 145,805 shares of Common Stock, held by WestCap Investment Partners, LLC, (ii) 6,576,241 shares of Common Stock held by WestCap SNDR, LLC, (iii) 1,266,244 shares of Common Stock held by WestCap Sonder 2020-B, LLC, (iv) 2,798,401 shares of Common Stock held by SNDR Strategic Investments 2019, LLC, and (v) 907,824 shares of Common Stock held by WestCap Sonder Convert Co-Invest 2021, LLC. WestCap Management, LLC, as the managing member of WestCap Investment Partners, LLC, WestCap SNDR, LLC, SNDR Strategic Investments 2019, LLC, WestCap Sonder Convert Co-Invest 2021, LLC, and WestCap Sonder 2020-B, LLC, may be deemed to hold voting and investment control over the shares held by such entities and may be deemed to beneficially own the shares held by each of such entities. WestCap Management disclaims beneficial ownership of the shares except to the extent of its pecuniary interests therein.

(2) Based on the Issuer’s Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on January 31, 2022, there were 216,686,426 shares of Common Stock issued and outstanding as of January 18, 2022.

CUSIP No. 382873107	13G	Page 3 of 19 Pages

1.	NAME OF REPORTING PERSONS WestCap Strategic Operator Fund GP, Limited
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 5,671,367(3)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 5,671,367(3)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,671,367(3)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.61%(4)
12.	TYPE OF REPORTING PERSON OO

(3) Represents 5,671,367 shares of Common Stock held by WestCap Sonder 2020-A, LLC. WestCap Strategic Operator Fund GP, Limited, as the general partner of WestCap Strategic Operator Fund, L.P., which is the managing member of WestCap Sonder 2020-A, LLC, may be deemed to hold voting and investment control over the shares held by WestCap Sonder 2020-A, LLC and may be deemed to beneficially own the shares held by WestCap Sonder 2020-A, LLC. WestCap Strategic Operator Fund GP, Limited disclaims beneficial ownership of the shares except to the extent of its pecuniary interests therein.

(4) Based on the Issuer’s Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on January 31, 2022, there were 216,686,426 shares of Common Stock issued and outstanding as of January 18, 2022.

CUSIP No. 382873107	13G	Page 4 of 19 Pages

1.	NAME OF REPORTING PERSONS WestCap Investment Partners, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 145,805
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 145,805
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 145,805
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%(5)
12.	TYPE OF REPORTING PERSON OO

(5) Based on the Issuer’s Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on January 31, 2022, there were 216,686,426 shares of Common Stock issued and outstanding as of January 18, 2022.

CUSIP No. 382873107	13G	Page 5 of 19 Pages

1.	NAME OF REPORTING PERSONS WestCap SNDR, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 6,576,241
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 6,576,241
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,576,241
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.03%(6)
12.	TYPE OF REPORTING PERSON OO

(6) Based on the Issuer’s Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on January 31, 2022, there were 216,686,426 shares of Common Stock issued and outstanding as of January 18, 2022.

CUSIP No. 382873107	13G	Page 6 of 19 Pages

1.	NAME OF REPORTING PERSONS WestCap Sonder 2020-A, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 5,671,367
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 5,671,367
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,671,367
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.62%(7)
12.	TYPE OF REPORTING PERSON OO

(7) Based on the Issuer’s Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on January 31, 2022, there were 216,686,426 shares of Common Stock issued and outstanding as of January 18, 2022.

CUSIP No. 382873107	13G	Page 7 of 19 Pages

1.	NAME OF REPORTING PERSONS WestCap Sonder 2020-B, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,266,244
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,266,244
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,266,244
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%(8)
12.	TYPE OF REPORTING PERSON OO

(8) Based on the Issuer’s Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on January 31, 2022, there were 216,686,426 shares of Common Stock issued and outstanding as of January 18, 2022.

CUSIP No. 382873107	13G	Page 8 of 19 Pages

1.	NAME OF REPORTING PERSONS SNDR Strategic Investments 2019, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 2,798,401
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 2,798,401
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,798,401
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.29%(9)
12.	TYPE OF REPORTING PERSON OO

(9) Based on the Issuer’s Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on January 31, 2022, there were 216,686,426 shares of Common Stock issued and outstanding as of January 18, 2022.

CUSIP No. 382873107	13G	Page 9 of 19 Pages

1.	NAME OF REPORTING PERSONS WestCap Sonder Convert Co-Invest 2021, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 907,824
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 907,824
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 907,824
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Less than 1%(10)
12.	TYPE OF REPORTING PERSON OO

(10) Based on the Issuer’s Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on January 31, 2022, there were 216,686,426 shares of Common Stock issued and outstanding as of January 18, 2022.

CUSIP No. 382873107	13G	Page 10 of 19 Pages

1.	NAME OF REPORTING PERSONS Laurence A. Tosi
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 17,365,882(11)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 17,365,882(11)
	8.	SHARED DISPOSITIVE POWER 0
9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,365,882(11)
10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8%(12)
12.	TYPE OF REPORTING PERSON IN

(11) Consists of (i) 145,805 shares of Common Stock, held by WestCap Investment Partners, LLC, (ii) 6,576,241 shares of Common Stock held by WestCap SNDR, LLC, (iii) 5,671,367 shares of Common Stock held by WestCap Sonder 2020-A, LLC, (iv) 1,266,244 shares of Common Stock held by WestCap Sonder 2020-B, LLC, (v) 2,798,401 shares of Common Stock held by SNDR Strategic Investments 2019, LLC and (vi) 907,824 shares of Common Stock held by WestCap Sonder Convert Co-Invest 2021, LLC (collectively referred to as the “WestCap Entities”). WestCap Management, LLC is the managing member of each of WestCap Investment Partners, LLC, WestCap SNDR, LLC, SNDR Strategic Investments 2019, LLC, and WestCap Sonder 2020-B, LLC. WestCap Strategic Operator Fund GP, Limited is the general partner of WestCap Strategic Operator Fund, L.P., which is the managing member of WestCap Sonder 2020-A, LLC. Laurence A. Tosi is the managing member of WestCap Management, LLC and the director of WestCap Strategic Operator Fund GP, Limited. Laurence A. Tosi may be deemed to hold voting and investment control over the shares held by the WestCap Entities. Laurence A. Tosi disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein, if any.

(12) Based on the Issuer’s Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on January 31, 2022, there were 216,686,426 shares of Common Stock issued and outstanding as of January 18, 2022.

CUSIP No. 382873107	13G	Page 11 of 19 Pages

Item 1(a).	Name of Issuer:

Sonder Holdings Inc. (the “Issuer”)

Item 1(b).	Address of Issuer’s Principal Executive Offices:

The address of the Issuer’s principal executive office is 101 15th Street, San Francisco, CA 94103.

Item 2(a).	Name of Person Filing:

This Schedule 13G is being filed on behalf of WestCap Management, LLC, WestCap Strategic Operator Fund GP, Limited, WestCap Investment Partners, LLC, WestCap SNDR, LLC, WestCap Sonder 2020-A, LLC, WestCap Sonder 2020-B, LLC, SNDR Strategic Investments 2019, LLC, WestCap Sonder Convert Co-Invest 2021, LLC, WestCap Management, LLC, and WestCap Strategic Operator Fund GP, Limited, and Laurence A. Tosi (collectively, the “Reporting Persons”).

WestCap Management, LLC is the managing member of each of WestCap Investment Partners, LLC, WestCap SNDR, LLC, SNDR Strategic Investments 2019, LLC, WestCap Sonder Convert Co-Invest 2021, LLC, and WestCap Sonder 2020-B, LLC. WestCap Strategic Operator Fund GP, Limited is the general partner of WestCap Strategic Operator Fund, L.P., which is the managing member of WestCap Sonder 2020-A, LLC. Laurence A. Tosi is the managing member of WestCap Management, LLC and the director of WestCap Strategic Operator Fund GP, Limited. Laurence A. Tosi may be deemed to hold voting and investment control over the shares held by the WestCap Entities. Laurence A. Tosi disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein, if any.

Item 2(b).	Address of Principal Business Office or, if none, Residence:

The address of the principal business office of each of the entities listed in Item 2(a) is 590 Pacific Avenue, San Francisco, CA 94133.

Item 2(c).	Citizenship:

WestCap Strategic Operator Fund GP, Limited is a company organized under the laws of the Cayman Islands. All other entities listed in Item 2(a) are limited liability companies organized under the laws of the State of Delaware. Laurence A. Tosi is a United States citizen.

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.0001 per share (“Common Stock”)

Item 2(e).	CUSIP Number:

382873107

CUSIP No. 382873107	13G	Page 12 of 19 Pages

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);
	(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);
	(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c);
	(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);
	(e)	☒	An investment adviser in accordance with § 240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with § 240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);
	(j)	☐	A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);
	(k)	☐	Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ____________.

Item 4.	Ownership:

WestCap Management, LLC

a) Amount beneficially owned: 11,694,515

b) Percent of class: 5.39%

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote: 11,694,515

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 11,694,515

(iv) Shared power to dispose or to direct the disposition of: 0

WestCap Strategic Operator Fund GP, Limited

(a) Amount beneficially owned: 5,671,367

(b) Percent of class: 2.61%

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote: 5,671,367

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 5,671,367

(iv) Shared power to dispose or to direct the disposition of: 0

CUSIP No. 382873107	13G	Page 13 of 19 Pages

WestCap Investment Partners, LLC

(a) Amount beneficially owned: 145,805

(b) Percent of class: Less than 1%

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote: 145,805

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 145,805

(iv) Shared power to dispose or to direct the disposition of: 0

WestCap SNDR, LLC

(a) Amount beneficially owned: 6,576,241

(b) Percent of class: 3.03%

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote: 6,576,241

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 6,576,241

(iv) Shared power to dispose or to direct the disposition of: 0

CUSIP No. 382873107	13G	Page 14 of 19 Pages

WestCap Sonder 2020-A, LLC

(a) Amount beneficially owned: 5,671,367

(b) Percent of class: 2.62%

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote: 5,671,367

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 5,671,367

(iv) Shared power to dispose or to direct the disposition of: 0

WestCap Sonder 2020-B, LLC

(a) Amount beneficially owned: 1,266,244

(b) Percent of class: Less than 1%

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote: 1,266,244

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 1,266,244

(iv) Shared power to dispose or to direct the disposition of: 0

SNDR Strategic Investments 2019, LLC

(a) Amount beneficially owned: 2,798,401

(b) Percent of class: 1.29%

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote: 2,798,401

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 2,798,401

(iv) Shared power to dispose or to direct the disposition of: 0

CUSIP No. 382873107	13G	Page 15 of 19 Pages

WestCap Sonder Convert Co-Invest 2021, LLC

(a) Amount beneficially owned: 907,824

(b) Percent of class: Less than 1%

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote: 907,824

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 907,824

(iv) Shared power to dispose or to direct the disposition of: 0

Laurence A. Tosi

(a) Amount beneficially owned: 17,365,882

(b) Percent of class: 8%

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote: 17,365,882

(ii) Shared power to vote or to direct the vote: 0

(iii) Sole power to dispose or to direct the disposition of: 17,365,882

(iv) Shared power to dispose or to direct the disposition of: 0

CUSIP No. 382873107	13G	Page 16 of 19 Pages

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following box. ☐

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

Not applicable.

Item 8.	Identification and Classification of Members of the Group:

Not applicable.

Item 9.	Notice of Dissolution of Group:

Not applicable.

Item 10.	Certifications:

Not applicable.

CUSIP No. 382873107	13G	Page 17 of 19 Pages

EXHIBIT INDEX

Exhibit	Description of Exhibit

99.1	Joint Filing Agreement (filed herewith)

CUSIP No. 382873107	13G	Page 18 of 19 Pages

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 11, 2022

WESTCAP MANAGEMENT, LLC

By:	/s/ Laurence A. Tosi
Name:	Laurence A. Tosi
Title:	Managing Member

WESTCAP STRATEGIC OPERATOR FUND GP, LIMITED

By: WestCap II GP, LLC, its general partner

By:	/s/ Laurence A. Tosi
Name:	Laurence A. Tosi
Title:	Managing Partner

WESTCAP INVESTMENT PARTNERS, LLC

By: WestCap Management, LLC, its managing member

By:	/s/ Laurence A. Tosi
Name:	Laurence A. Tosi
Title:	Managing Member

WESTCAP SNDR, LLC

By: WestCap Management, LLC, its managing member

By:	/s/ Laurence A. Tosi
Name:	Laurence A. Tosi
Title:	Managing Member

WESTCAP SONDER 2020-A, LLC

By: WestCap Strategic Operator Fund, L.P., its managing member
By: WestCap Strategic Operator Fund GP, Limited, its general partner

By:	/s/ Laurence A. Tosi
Name:	Laurence A. Tosi
Title:	Director

CUSIP No. 382873107	13G	Page 19 of 19 Pages

WESTCAP SONDER 2020-B, LLC

By: WestCap Management, LLC, its managing member

By:	/s/ Laurence A. Tosi
Name:	Laurence A. Tosi
Title:	Managing Member

SNDR STRATEGIC INVESTMENTS 2019, LLC

By: WestCap Management, LLC, its managing member

By:	/s/ Laurence A. Tosi
Name:	Laurence A. Tosi
Title:	Managing Member

WESTCAP SONDER CONVERT CO-INVEST 2021, LLC

By: WestCap Management, LLC, its managing member

By:	/s/ Laurence A. Tosi
Name:	Laurence A. Tosi
Title:	Managing Member

/s/ LAURENCE A. TOSI
LAURENCE A. TOSI